Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of Forum Oilfield Technologies, Inc. of our report dated February 19, 2007 relating to the financial statements of TriPoint Energy Services, Inc. as of December 31, 2006 and the year then ended, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas

October 16, 2007